UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 15, 2010 (January 11, 2010)

ULTIMATE ESCAPES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33743	26-0188408
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3501 W. Vine Street, Suite 225
Kissimmee, Florida 34741
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (407) 483-1900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(c)           Effective January 11, 2010, Ultimate Escapes, Inc. (the “Company”) has appointed Robert S. Glinka to serve as the Company’s Chief Operating Officer.

Prior to joining the Company as the Chief Operating Officer, Robert S. Glinka, 53, served as a consultant to the Company from November 2009 until January 2010.  From October 2008 through until October 2009, Mr. Glinka served as CEO of Areus Holdings, LLC a startup privately held business whose concentration was in the hotel segment of the hospitality industry.   From 2005 through 2008, Mr. Glinka served in a variety of capacities with Celebrity Resorts, a privately held vacation ownership company.  Mr. Glinka’s roles during this time ranged from Executive Director of Acquisitions & Development to Chief Development Officer. From 2003 to 2005, Mr. Glinka served as both a consultant and Vice President of Development for The Sol Melia Vacation Club and was a member of the startup team for this international venture.  From 1998 to 2003, Mr. Glinka served in several capacities with Fairfield Resorts and with the Cendant Corporation following the 2001 acquisition of Fairfield by Cendant.  During this time, Mr. Glinka served as Vice President of Planning, Senior Vice President of Planning & Development and as Executive Vice President of Business Development.  From 1978 to 1998, Mr. Glinka worked for The Walt Disney Company, serving in a variety of capacities within functional areas such as Accounting, Financial Planning, Business Development and Operations Planning.  Mr. Glinka holds a BSBA from Western New England College in Springfield, Massachusetts and an MBA from the Roy E. Crummer Graduate School of Business.  Mr. Glinka is a member of Beta Gamma Sigma, the international honor society which recognizes business excellence.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTIMATE ESCAPES, INC.

/s/ James M. Tousignant
James M. Tousignant
Chief Executive Officer

Dated: January 15, 2010